Exhibit 10.6
CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
DATED <DATE>
<NAME>
Pursuant to the terms and conditions of the Celanese Corporation 2009 Global Incentive Plan, you have been awarded Performance-Vesting Restricted Stock Units, subject to the restrictions described in this agreement:
Performance RSU Target Award
<X> Units
This grant is made pursuant to the Performance-Vesting Restricted Stock Unit Award Agreement dated as of <DATE> between Celanese and you, which Agreement is attached hereto and made a part hereof.

CELANESE CORPORATION
2009 GLOBAL INCENTIVE PLAN
PERFORMANCE-VESTING RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Performance-Vesting Restricted Stock Unit Award Agreement (the “Agreement”) is made and entered into effect as of <DATE> (the “Grant Date”) by and between Celanese Corporation, a Delaware corporation (the “Company”) and <NAME> (the “Participant”). Capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed to such terms in the Celanese Corporation 2009 Global Incentive Plan (as amended from time to time, the “2009 Plan”).
     1. Performance RSU Award: In order to encourage Participant’s contribution to the successful performance of the Company, the Company hereby grants to Participant as of the Grant Date, pursuant to the terms of the 2009 Plan and this Agreement, an award (the “Award”) of performance-vesting Restricted Stock Units (“Performance RSUs”) representing the right to receive, subject to the attainment of the performance goals set forth in Appendix A, the number of Common Shares to be determined in accordance with the formula set forth in Appendix A. The Participant hereby acknowledges and accepts such Award upon the terms and subject to the performance requirements and other conditions, restrictions and limitations contained in this Agreement and the 2009 Plan.
     2. Performance-Based Vesting: Subject to Section 3 and Section 6 of this Agreement, Performance RSUs in an aggregate amount to be determined in accordance with the performance measures, targets and methodology set forth in Appendix A shall vest on October 14, 2011 (or the next preceding trading day if the New York Stock Exchange is not open for trading on such date)(the “Vesting Date”).
     3. Effects of Certain Events:
     (a) Upon the termination of the Participant’s employment by the Company without Cause, a prorated number of Performance RSUs in an amount equal to (i) the number of Performance RSUs granted hereby multiplied by (ii) a fraction, the numerator of which is the number of complete calendar months between the Grant Date and the date of termination, and the denominator of which is <NUMBER OF MONTHS IN SERVICE PERIOD>, such product to be rounded up to the nearest whole number, shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs shall be delivered to the Participant on the date set forth in Section 4 of this Agreement, subject to adjustment for the achievement of the performance goals outlined herein and as applied to all other Participants. The remaining portion of the Award shall be forfeited and cancelled without consideration.
     (b) Upon the termination of the Participant’s employment due to the Participant’s death or Disability, a prorated number of Performance RSUs will vest in an amount equal to (i) the Target number of Performance RSUs multiplied by (ii) a fraction, the numerator of which is the number of complete calendar months from the Grant Date to the date of termination, and the denominator of which is <NUMBER OF MONTHS IN SERVICE PERIOD>, such product to be rounded up to the nearest whole number. The prorated number of Performance RSUs shall immediately vest and a number of Common Shares equal to such prorated number of Performance RSUs shall be delivered to the Participant within thirty (30) days following the date of termination. The remaining portion of the Award shall be forfeited and cancelled without consideration.
     (c) Upon the termination of a Participant’s employment with the Company for any other reason, the Award shall be forfeited and cancelled without consideration.

     4. Settlement of Performance RSUs: Subject to Section 3 and Section 6 of this Agreement, the Company shall deliver to the Participant (or to a Company-designated brokerage) as soon as practicable following the Vesting Date (but in no event later than 2 1/2 months after the applicable Vesting Date), in complete settlement of all vested Performance RSUs, a number of Common Shares equal to the number of vested Performance RSUs determined in accordance with this Agreement.
     5. Rights as a Stockholder: The Participant shall have no voting, dividend or other rights as a stockholder with respect to the Award until the Performance RSUs have vested and Common Shares have been delivered pursuant to this Agreement.
     6. Change in Control; Dissolution:
     (a) Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, with respect to any unvested RSUs granted pursuant to this Agreement that have not previously been forfeited:
     (i) If (i) a Participant’s rights to the unvested portion of the Award are not adversely affected in connection with the Change in Control, or, if adversely affected, a substitute award with an equivalent (or greater) economic value and no less favorable vesting conditions is granted to the Participant upon the occurrence of a Change in Control, and (ii) the Participant’s employment is terminated by the Company (or its successor) without Cause following the Change in Control, then Performance RSUs in an amount equal to the Target number of Performance RSUs granted hereby (or, as applicable, the substitute award) shall immediately vest and a number of Common Shares equal to the number of such Performance RSUs shall be delivered to the Participant within thirty (30) days following the date of termination; provided, that if the Participant is a Specified Employee on the date of termination, delivery shall not be made earlier than six (6) months and one day after the date of such termination.
     (ii) If a Participant’s right to the unvested portion of the Award is adversely affected in connection with the Change in Control and a substitute award is not made pursuant to Section 6(a)(i) above, then upon the occurrence of a Change in Control, the Target number of Performance RSUs granted hereby shall immediately vest and a number of Common Shares equal to the number of such Performance RSUs shall be delivered to the Participant within thirty (30) days following the occurrence of the Change in Control.
     (b) Notwithstanding any other provision of this Agreement to the contrary, in the event of a corporate dissolution of the Company that is taxed under Section 331 of the Internal Revenue Code of 1986, as amended, then in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix)(A), this Agreement shall terminate and any Performance RSUs granted pursuant to this Agreement that have not previously been forfeited shall immediately become Common Shares and shall be delivered to the Participant within thirty (30) days following such dissolution.
     7. Income Taxes: The Company shall not deliver Common Shares in respect of any Performance RSUs unless and until the Participant has made arrangements satisfactory to the Committee to satisfy applicable withholding tax obligations. Unless otherwise permitted by the Committee, withholding shall be effected at the minimum statutory rates by withholding Common Shares issuable in connection with the vesting of Performance RSUs. The Participant acknowledges that the Company shall have the right to deduct any taxes required to be withheld by law in connection with the delivery of Common Shares issued in respect of any vested Performance RSUs from any amounts payable by it to the Participant (including, without limitation, future cash wages). Any vested Performance RSUs shall be reflected in the Company’s records as issued on the respective dates of issuance set forth in this Agreement, irrespective of whether delivery of such Common Shares is pending the Participant’s satisfaction of his or her withholding tax obligations.
     8. Securities Laws: The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Common Shares issued as a result of the vesting of the Performance RSUs, including without limitation (a) restrictions under an insider trading policy, and (b) restrictions as to the use of a specified brokerage firm for such resales or other transfers. Upon the acquisition of any Common Shares pursuant to the vesting of the Performance RSUs, the Participant will make or enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement and the 2009 Plan. All accounts in which such Common Shares are held or any certificates for Common Shares shall be subject to such stop transfer orders and other restrictions as the Company may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange or quotation system upon which the Common Shares are then listed or quoted, and any applicable federal or state securities law, and the Company may cause a legend or legends to be put on any such certificates (or other appropriate restrictions and/or notations to be associated with any accounts in which such Common Shares are held) to make appropriate reference to such restrictions.
     9. Non-Transferability of Award: The Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that the Participant may designate a beneficiary, on a form provided by the Company, to receive any portion of the Award payable hereunder following the Participant’s death.
     10. Other Agreements: Subject to Sections 10(a) and 10(b) of this Agreement, this Agreement and the 2009 Plan constitute the entire understanding between the Participant and the Company regarding the Award, and any prior agreements, commitments or negotiations concerning the Award are superseded.
     (a) The Participant acknowledges that as a condition to the receipt of the Award, the Participant shall have delivered to the Company (x) an executed copy of this Agreement and (y) an executed copy of the Long-Term Incentive Claw-Back Agreement (if a current version of such Long-Term Incentive Claw-Back Agreement is not already on file, as determined by the Committee in its sole discretion). For purposes hereof, “Long-Term Incentive Claw-Back Agreement” means an agreement between the Company and the Participant associated with the grant of long-term incentives of the Company, which contains terms, conditions and provisions regarding one or more of (i) competition by the Participant with the Company; (ii) maintenance of confidentiality of the Company’s and/or clients’ information; and (iii) such other matters deemed necessary, desirable or appropriate by the Company for such an agreement in view of the rights and benefits conveyed in connection with an award.
     (b) If the Participant is a non-resident of the U.S., there may be an addendum containing special terms and conditions applicable to awards in the Participant’s country. The issuance of the Award to any such Participant is contingent upon the Participant executing and returning any such addendum in the manner directed by the Company.
     (c) The issuance of Common Shares pursuant to this Agreement is subject to the restrictions in Section 17 below and is made in reliance on the provision in Treasury Regulation Section 1.409A-3(b) permitting distribution on the earlier of the Vesting Date, a separation from service or a Change in Control as provided under this Agreement.

     11. Not a Contract for Employment; No Acquired Rights: Nothing in the 2009 Plan, this Agreement or any other instrument executed in connection with the Award shall confer upon the Participant any right to continue in the Company’s employ or service nor limit in any way the Company’s right to terminate the Participant’s employment at any time for any reason.
     12. Severability: In the event that any provision of this Agreement is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of this Agreement shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.
     13. Further Assurances: Each party shall cooperate and take such action as may be reasonably requested by either party hereto in order to carry out the provisions and purposes of this Agreement.
     14. Binding Effect: The Award and this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.
     15. Electronic Delivery: By executing this Agreement, the Participant hereby consents to the delivery of any and all information (including, without limitation, information required to be delivered to the Participant pursuant to applicable securities laws), in whole or in part, regarding the Company and its subsidiaries, the Plan, and the Award via the Company’s or plan administrator’s web site or other means of electronic delivery.
     16. Governing Law: The Award and this Agreement shall be interpreted and construed in accordance with the laws of the state of Delaware and applicable federal law.
     17. Performance RSUs Subject to Plan: By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the 2009 Plan and the 2009 Plan’s prospectus. The Performance RSUs and the Common Shares issued upon vesting of such Performance RSUs are subject to the 2009 Plan, which is hereby incorporated by reference. In the event of any conflict between any term or provision of this Agreement and a term or provision of the 2009 Plan, the applicable terms and provisions of the 2009 Plan shall govern and prevail.
     18. Validity of Agreement: This Agreement shall be valid, binding and effective upon the Company on the Grant Date. However, the Performance RSUs granted pursuant to this Agreement shall be forfeited by the Participant and this Agreement shall have no force and effect if it is not duly executed by the Participant and delivered to the Company on or before <DATE>.
     19. Headings: The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.
     20. Compliance with Section 409A of the Internal Revenue Code: Notwithstanding any provision in this Agreement to the contrary, this Agreement will be interpreted and applied so that the Agreement does not fail to meet, and is operated in accordance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder. Further, in accordance with the restrictions provided by Treasury Regulation Section 1.409A-3(j)(2), any subsequent amendments to this Agreement or any other agreement, or the entering into or termination of any other agreement, affecting the Performance RSUs provided by this Agreement shall not modify the time or form of issuance of the Performance RSUs set forth in this Agreement.
     21. Definitions: The following terms shall have the following meanings for purposes of this Agreement, notwithstanding any contrary definition in the 2009 Plan:

     (a) “Cause” means (i) the Participant’s willful failure to perform the Participant’s duties to the Company (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to Participant of such failure, (ii) conviction of, or a plea of nolo contendere to, (x) a felony under the laws of the United States or any state thereof or any similar criminal act in a jurisdiction outside the United States or (y) a crime involving moral turpitude, (iii) the Participant’s willful malfeasance or willful misconduct which is demonstrably injurious to the Company or its affiliates, (iv) any act of fraud by the Participant, (v) any material violation of the Company’s business conduct policy, (vi) any material violation of the Company’s policies concerning harassment or discrimination, (vii) the Participant’s conduct that causes material harm to the business reputation of the Company or its affiliates, or (viii) the Participant’s breach of any confidentiality, intellectual property, non-competition or non-solicitation provisions applicable to the Participant under the Long-Term Incentive Claw-Back Agreement or any other agreement between the Participant and the Company.
     (b) “Change in Control” shall mean, in accordance with Treasury Regulation Section 1.409A-3(i)(5), any of the following:
     (i) any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company; or
     (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
     (iii) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to 50% or more of all of the assets of the Company immediately prior to such acquisition or acquisitions.
     (c) “Disability” has the same meaning as “Disability” in the Celanese Corporation 2008 Deferred Compensation Plan or such other meaning as determined by the Committee in its sole discretion.
     (d) “Operating EBITDA” means a measure used by the Company’s management to measure performance and is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and other adjustments as determined by the Company and as approved by the Committee.
     (e) “Specified Employee” has the meaning set forth in the Celanese Americas Supplemental Retirement Pension Plan and the Company shall be considered a “Participating Company” for purposes of such definition.
     (f) “Total Shareholder Return” or “TSR” means the change in the price of the Common Shares, including dividends (as if reinvested), cumulatively over the period December 1, 2008 through September 30, 2011 (the “TSR Performance Period”), as determined in good faith and in the sole discretion of the Committee. Total Shareholder Return for the Company and the Peer Group shall be calculated using the average of the last reported sales price per share of voting common stock on the New York Stock Exchange Composite Transactions (or such other comparable securities exchange or trading market as the common stock of the Company or the applicable Peer Group company shall then be traded) for the last twenty (20) trading days preceding December 1, 2008, and for the last twenty (20) trading days preceding October 1, 2011.
IN WITNESS WHEREOF, this Agreement has been accepted and agreed to by the undersigned.

PARTICIPANT
By:
Name: <NAME>
Employee ID: <NUMBER>

Date:

APPENDIX A
CALCULATION OF THE PERFORMANCE-BASED VESTING

Name of Participant:
Grant Date:
	Threshold(1)	Target	Maximum
Performance RSUs subject to the Award:	<50%>	<100%>	<225%>

(1)	No Performance RSUs will be earned if Operating EBITDA performance results achieved are below Threshold.
Performance-Based Vesting Calculation
     The percentage of Performance RSUs that may vest on October 14, 2011 is subject to the achievement of specified levels of (i) the Company’s Operating EBITDA during its 2009 and 2010 fiscal years and (ii) the Company’s Total Shareholder Return as compared with peer companies during the TSR Performance Period, where the potential performance-based vesting outcomes are summarized as follows:
Table 1 — Potential Performance-Based Vesting Outcomes:

		Relative TSR
		Below
		Threshold	Target	Stretch
	Below Threshold	0%	0%	0%
Operating	Threshold	25%	50%	75%
EBITDA	Target	50%	100%	150%
	Stretch	75%	150%	225%
A. Calculating the Award Adjustment based on the Operating EBITDA Results Achieved
          The following table outlines the respective measurement periods, weightings and performance goals/ranges for the Operating EBITDA performance measure.
Table 2 — Operating EBITDA Performance Goals and Payout Range:

		Operating EBITDA			Operating EBITDA Performance
	Period	Performance Goal / Range			Percentage Range(1)
Measurement Period	Weight	Threshold	Target	Stretch	Threshold	Target	Stretch
1/1/2009 to 12/31/2009	40%	$	$	$	20%	40%	60%
1/1/2010 to 12/31/2010	40%	$	$	$	20%	40%	60%
1/1/2009 to 12/31/2010	20%	$	$	$	10%	20%	30%

	100%				50%	100%	150%

(1)	No Operating EBITDA performance percentage will be earned (0%) if the actual performance results achieved are below threshold for each respective measurement period.

          The Participant’s Performance RSU Target Award will be adjusted (up or down) based on the Company’s absolute achievement of the Operating EBITDA performance goals as follows:
1.	The Operating EBITDA performance percentage for each measurement period shall be calculated by straight-line interpolation for results achieved between Threshold and Target, or for results achieved between Target and Stretch;

2.	For each measurement period, the result of step 1 (a percentage) shall be multiplied by the Target number of Performance RSUs;

3.	The results of step 2 for each measurement period shall be added together to determine the total number of Operating EBITDA adjusted RSUs (“Adjusted RSUs”).
     B. Calculating the Award Adjustment based on the Relative TSR Results Achieved
          Relative TSR performance will be calculated after the end of the TSR Performance Period. The resulting calculation will increase or decrease the number of Adjusted RSUs by a percentage between 50% and 150%.
     Table 3 — TSR Performance Goals and Payout Range:

	TSR Performance
	Percentile	TSR Payout Level
Threshold	20th or below	50%
Target	50th	100%
Stretch	80th or above	150%
          The Participant’s Adjusted RSUs will be further adjusted based on Relative TSR as follows:
1.	Calculate Total Shareholder Return for each company in the Peer Group (as set forth on Appendix B) for the TSR Performance Period and rank such companies from lowest to highest as measured by TSR.

2.	Determine the Threshold, Target and Stretch Performance Levels for the Peer Group (excluding the Company) using a rank-based methodology as follows:
N = the number of companies that remain in the Peer Group on September 30, 2011 Threshold Performance Level = .2 (N+1) Target Performance Level = .5 (N+1) Stretch Performance Level = .8 (N+1)
If any Performance Level does not correspond exactly to a company in the Peer Group ranking, then the company that corresponds most closely to the specific performance level (whether higher or lower) shall represent such Performance Level.

3.	Determine the Company’s rank against the Peer Group TSR performance results:
a.	if the Company’s TSR performance achieved is between Threshold and Target:

X% = (100% - 50%) / (the number of companies ranked between Threshold Performance Level and Target Performance Level including the Company)

Add X% to 50% (the Threshold TSR Payout Level) for each position the Company is ranked above the Threshold Performance Level.

b.	if the Company’s TSR performance achieved is between Target and Stretch:

X% = (150% - 100%) / (the number of companies ranked between Target Performance Level and Stretch Performance Level including the Company)

Add X% to 100% (the Target TSR Payout Level) for each position the Company is ranked above Target Performance Level.
4.	Multiply the percentage resulting from step 3 above by the number of Adjusted RSUs to calculate the number of Performance RSUs that shall vest (rounded to the nearest whole unit) and become vested.

APPENDIX B
PEER GROUP COMPANIES
          The peer group was established by selecting all of the companies comprising the Dow Jones U.S. Chemicals Index (DJUSCH) as of December 1, 2008 (the “Peer Group”). The companies in the Index on that date, not including Celanese, were:
     Table 1 — Peer Group Companies:

	Company	Ticker

1.	A. Schulman Inc.	SHLM

2.	Air Products & Chemicals Inc.	APD

3.	Airgas Inc.	ARG

4.	Albemarle Corp.	ALB

5.	Ashland Inc.	ASH

6.	Avery Dennison Corp.	AVY

7.	Cabot Corp.	CBT

8.	CF Industries Holdings Inc.	CF

9.	Chemtura Corp.	CEM

10.	Cytec Industries Inc.	CYT

11.	Dow Chemical Co.	DOW

12.	E. I. DuPont de Nemours & Co.	DD

13.	Eastman Chemical Co.	EMN

14.	Ecolab Inc.	ECL

15.	Ferro Corp.	FOE

16.	FMC Corp.	FMC

17.	H. B. Fuller Co.	FUL

18.	Huntsman Corp.	HUN

19.	International Flavors & Fragrances Inc.	IFF

20.	Lubrizol Corp.	LZ

21.	Minerals Technologies Inc.	MTX

22.	Mosaic Co.	MOS

23.	Olin Corp.	OLN

24.	OM Group Inc.	OMG

25.	PPG Industries Inc.	PPG

26.	Praxair Inc.	PX

27.	Rockwood Holdings Inc.	ROC

28.	Rohm & Haas Co.	ROH

29.	RPM International Inc.	RPM

30.	Sensient Technologies Corp.	SXT

31.	Sigma-Aldrich Corp.	SIAL

32.	Terra Industries Inc.	TRA

33.	Tredegar Corp.	TG

34.	Valspar Corp.	VAL

35.	W. R. Grace & Co.	GRA

36.	Zep Inc.	ZEP
          If one or more members of the Peer Group cease to be a publicly traded entity during the TSR Performance Period, then that company will be removed from the Peer Group. No additional companies will be added to the Peer Group (closed group) for purposes of this Award.

Schedule I
      The Company entered into a Performance-Vesting Restricted Stock Unit Award Agreement with Gjon N. Nivica, Jr. with the following terms:

Date	Target Number of RSUs	Number of Months in Service Period
April 23, 2009	10,000	30